EXHIBIT 99
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Xponential, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 23rd day of April, 2007.

Investors Strategic Partners I, Ltd.

By:	Hulen Capital Partners, Inc., General Partner

	By:	/s/ Jeffrey A. Cummer Jeffrey A. Cummer, President

Hulen Capital Partners, Inc.

By:	/s/ Jeffrey A. Cummer

Jeffrey A. Cummer, President

/s/ Jeffrey A. Cummer

Jeffrey A. Cummer

/s/ Dwayne A. Moyers

Dwayne A. Moyers